Exhibit 99.1

Investor Contact:	David Morimoto	Media Contact:	Wayne Kirihara
	SVP & Treasurer		SVP - Corporate Communications
	(808) 544-3627		(808) 544-3687
	david.morimoto@centralpacificbank.com		wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP.’S PRIVATE PLACEMENT IS FULLY SUBSCRIBED

HONOLULU, HI December 22, 2010 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank (CPB), today announced that it has completed another critical step in its recapitalization transaction as investors have agreed to purchase CPF common stock totaling approximately $127.8 million in its private placement through a combination of commitments and signed subscription agreements.  This amount includes investments by certain directors and officers of the company and, together with the $98.6 million to be purchased by each of an affiliate of The Carlyle Group and an affiliate of Anchorage Capital Group, L.L.C., CPF’s two lead investors, will provide a total of $325.0 million that CPF is seeking as part of its capital raising plan.  CPF announced previously that the U.S. Treasury has agreed to the terms of the exchange of the TARP preferred stock subject to certain terms and conditions and the execution of a definitive exchange agreement.

“We are very pleased that our private placement is fully subscribed,” said John C. Dean, Executive Chairman of CPF and CPB.  “Upon receipt of the requisite regulatory approvals, we believe we will be in a position to close on our recapitalization transaction.”

The closing of the company’s recapitalization transaction, which is expected to occur in the first quarter of 2011, is subject to the exchange of the TARP preferred stock, receipt of requisite regulatory approvals and other customary closing conditions.

The company plans to commence a rights offering promptly following the closing of the recapitalization whereby shareholders of record as of the close of business on the trading day immediately preceding the closing date will receive transferable rights to purchase newly issued shares of CPF common stock at a purchase price equal to $0.50 per share.  The rights will provide for the purchase of up to $20 million of CPF common stock by holders of such rights.

About Central Pacific Financial Corp.

Central Pacific Financial Corp. is a Hawaii-based bank holding company with $4.2 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 35 branches, over 115 ATMs, and a residential mortgage subsidiary in the state of Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

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Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income/loss, earnings/loss per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning.  While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the Company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; the impact of regulatory actions on the Company including the Consent Order by the FDIC and the Hawaii Division of Financial Institutions; the impact of legislation affecting the banking industry including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Act Wall Street Reform and Consumer Protection Act; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; the price of the Company’s stock; volatility in the financial markets and uncertainties concerning the availability of debt or equity financing; and the impact of regulatory supervision.  For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s 2009 Form 10-K and 2010 Form 10-Qs.  The Company does not update any of its forward-looking statements.

Cautionary Statement
The issuances of the securities in the private placement described in this release have not been and will not be registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state.

This press release shall not constitute an offer of any securities for sale.  The shares that may be purchased in the rights offering described in this release will be offered by means of a prospectus.  A registration statement relating to such securities has not been filed with the Securities and Exchange Commission.  Such securities may not be sold nor may offers to buy be accepted prior to the time the registration statement is filed and becomes effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state.

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